                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

      Filed by the Registrant /X/
      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      / /        Preliminary Proxy Statement
      / /        Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
      /X/        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Section240.14a-11(c) or
                 Section240.14a-12

                                      DPL INC.
------------------------------------------------------------
      (Name of Registrant as Specified In Its Charter)

------------------------------------------------------------
(Name of Person(s) Filing Proxy Statement, if other than the
                        Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/        No fee required.
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11.
           (1)  Title of each class of securities to which transaction applies:
                ----------------------------------------------------------
           (2)  Aggregate number of securities to which transaction
                applies:
                ----------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                ----------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                ----------------------------------------------------------
           (5)  Total fee paid:
                ----------------------------------------------------------
/ /        Fee paid previously with preliminary materials.
/ /        Check box if any part of the fee is offset as provided by
           Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or
           Schedule and the date of its filing.
           (1)  Amount Previously Paid:
                ----------------------------------------------------------
           (2)  Form, Schedule or Registration Statement No.:
                ----------------------------------------------------------
           (3)  Filing Party:
                ----------------------------------------------------------
           (4)  Date Filed:
                ----------------------------------------------------------

                                    DPL INC.

                             COURTHOUSE PLAZA S.W.
                               DAYTON, OHIO 45402

                              -------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                          TO BE HELD ON APRIL 11, 2000
                               -----------------

TO SHAREHOLDERS OF
DPL INC.:

    The Annual Meeting of Shareholders for DPL Inc. will be held at Preble Shawnee High School, 5495 Somers Gratis Road, Camden, Ohio on Tuesday,
April 11, 2000, at 10:00 a.m. Centrally located between Dayton, Cincinnati and Oxford, the selection of Camden as this year's Annual Meeting site keeps with the unique DPL tradition of meeting with shareholders throughout the communities we serve. Located in West Central Ohio's Preble County, the area has a strong agricultural tradition and is located near Hueston Woods State Park and Bush Run Wildlife area.

    The business of the meeting will be:

    1. To elect four directors of DPL Inc., each of whom shall serve for a term of three years.

    2.  To approve the DPL Inc. Stock Option Plan.

    3. To transact such other business as may properly come before the meeting or any adjournments thereof.

    Holders of common shares of record at the close of business on February 15, 2000 are entitled to vote at the meeting.

    If you are a holder of common shares and will not be present personally, please mark, sign, date and return the enclosed proxy in the enclosed self-addressed envelope as promptly as possible so that the presence of a quorum may be assured and unnecessary expense avoided. Giving the proxy will not affect your right to vote in person if you attend the meeting.

    Your vote is important to us and we thank you for your prompt response and continued interest in DPL Inc.

                                           Sincerely,

                                           /s/ STEPHEN F. KOZIAR, JR.

                                           STEPHEN F. KOZIAR, JR.

                                           GROUP VICE PRESIDENT AND SECRETARY

Dayton, Ohio
March 6, 2000

                                    DPL INC.

                   COURTHOUSE PLAZA S.W., DAYTON, OHIO 45402

                              -------------------

                                PROXY STATEMENT
                              -------------------

    This Proxy Statement is furnished to you and other shareholders of DPL Inc. in connection with the solicitation of proxies by its Board of Directors to be used at the Annual Meeting of Shareholders to be held at Preble Shawnee High School, 5495 Somers Gratis Road, Camden, Ohio on April 11, 2000 at 10:00 a.m. and any adjournments thereof. At the close of business on February 15, 2000, the record date for the Annual Meeting, DPL Inc. had outstanding 157,801,404 common shares. Only holders of common shares on such record date are entitled to vote at the Annual Meeting, and each such shareholder is entitled to one vote per share.

    All common shares represented by properly executed proxies received by the Board of Directors pursuant to this solicitation will be voted in accordance with the shareholder's directions specified on the proxy. If no directions have been specified by marking the appropriate squares on the accompanying proxy card, the shares will be voted "FOR" the proposals as listed. A shareholder signing and returning the accompanying proxy has the power to revoke it at any time prior to its exercise.

    All expenses in connection with this solicitation of proxies will be paid by DPL Inc. Proxies will be solicited principally by mail but directors, officers, and certain other individuals specified by DPL Inc. may personally solicit proxies. In addition, DPL Inc. has retained Georgeson Shareholder
Communications Inc., a proxy solicitation firm, to assist in the solicitation of proxies. DPL Inc. will reimburse custodians, nominees or other persons for their out-of-pocket expenses in sending proxy material to beneficial owners and will pay Georgeson Shareholder Communications Inc. a fee of approximately $12,000, plus out-of-pocket expenses.

    This Proxy Statement together with the accompanying proxy card were first mailed to common shareholders on or about March 6, 2000.

                            BUSINESS OF THE MEETING

INTRODUCTION

    Diversified utility companies, including DPL Inc., have experienced and will continue to experience a significant increase in the level of competition in the utility and energy services markets. During the past decade, various state and federal regulatory changes have occurred and a significant number of states have begun to implement legislative initiatives to permit retail customers to choose their energy provider.

    Ohio enacted deregulation legislation in July 1999. As a result, customers of DPL Inc.'s utility subsidiary, The Dayton Power and Light Company ("DP&L"), will be able to purchase power from other sources commencing January 1, 2001. As required by the new legislation, DPL Inc. and DP&L are reorganizing their corporate and business structure to separate regulated and competitive businesses. DP&L will maintain its focus on its core electric transmission and distribution business and DPL Inc. will operate its generation business through a separate business unit.

    As a complement to its business strategy, DPL Inc. has employed various financial initiatives intended to increase DPL Inc.'s financial and operating flexibility and to further position DPL Inc. for the increasingly competitive utility and energy market.

    On February 1, 2000, DPL Inc. signed a definitive agreement with affiliates of Kohlberg Kravis Roberts & Co. ("KKR"), an investment company, under which KKR will make a strategic investment of $550 million in the Company. DPL Inc. plans to use the proceeds of this investment, combined with up to $425 million of new debt capital, to continue its planned generation strategy, retire short-term debt and to repurchase up to 31.6 million common shares. See "Certain Transactions."

    Upon the closing of the KKR transaction which is anticipated to occur in March 2000, the size of DPL Inc.'s Board will be increased from nine to eleven directors. George R. Roberts and Scott M. Stuart, partners of KKR, will be appointed by the Board to fill the newly-created vacancies. Mr. Roberts will serve in the Class of 2000 to be elected this year and Mr. Stuart will serve in the Class of 2001 to be elected next year. KKR will have the right to nominate one person for election to the Board of Directors so long as it maintains a specified investment in DPL Inc.'s securities. See "Election of Directors."

    At its February 1, 2000 meeting, the Board of Directors also made extensive changes to DPL Inc.'s executive and director compensation programs. DPL Inc. was among the first utilities to adopt performance-based stock and annual incentive compensation programs. With the changes to a more competitive marketplace the Board has ended the Management Stock Incentive Plan, the Supplemental Deferred Program for Key Employees and, for most participants, the Supplemental Executive Retirement Plan. With the elimination of these plans and to further motivate its executives, align their interests with those of DPL Inc.'s shareholders and encourage them to continue over the longer term with DPL Inc., the Board adopted, subject to shareholder approval, a new Stock Option Plan. Three-year block grants of options were made to the executive group with five-year vesting. A three-year block grant was also made to outside directors. Restricted share units earned under the prior stock incentive program were fixed and payment deferred until 2005. See "Approval of Stock Option Plan."

1. ELECTION OF DIRECTORS

    The Regulations of DPL Inc. provide for the classification of Directors into three classes, with each class being of approximately equal size and in no event shall any class contain fewer than three directors nor more than four directors. The term of each directorship is three years and the terms of the three classes are staggered in a manner so that only one class is elected by the shareholders annually. The Board is presently authorized to consist of nine directors and will be increased to eleven directors upon the closing of the KKR transaction. These nine directors are also directors of DP&L. Four directors are to be elected this year to serve until the Annual Meeting of Shareholders in 2003 or until their successors are duly elected and qualified.

    Unless specifically instructed to the contrary, the Proxy Committee named in the enclosed form of proxy will vote all duly executed proxies "FOR" the election of the nominees named below. Should any nominee become unable to accept nomination or election, the Proxy Committee will vote for the election of such other person as a director as the present directors may recommend in the place of such nominee. The following information regarding the nominees and the other directors continuing in office is based on information furnished by them:

           NOMINEES FOR DIRECTOR FOR THREE-YEAR TERM EXPIRING IN 2003

                                                                                   COMMON SHARES
                                                                                 BENEFICIALLY OWNED
                                                                                  AT FEBRUARY 15,
                       PRINCIPAL OCCUPATION AND OTHER INFORMATION                     2000(1)
---------------------------------------------------------------------------------------------------

                       ERNIE GREEN, Age 61, Director since 1991.                        43,414
[PHOTO]                  President and Chief Executive Officer, Ernie Green
                         Industries, Dayton, Ohio, automotive components
                         manufacturer.
                         Director: Pitney Bowes Inc., Eaton Corp.

                       DAVID R. HOLMES, Age 59, Director since 1994.                    17,815
[PHOTO]                  Chairman and Chief Executive Officer, The Reynolds
                         and Reynolds Company, Dayton, Ohio, information
                         management systems.
                         Director: NCR Corporation, Dayton, Ohio.
                         Advisor: J. L. Kellogg Graduate School of
                         Management, Northwestern University.
                         Member: Dayton Business Committee, Area Progress
                         Council, Downtown Dayton Partnership.

                       BURNELL R. ROBERTS, Age 72, Director since 1987.                 44,916
[PHOTO]                  Retired Chairman of the Board and Chief Executive
                         Officer, The Mead Corporation, Dayton, Ohio,
                         forest products producer.
                         Principal: Pembroke Associates.
                         Director: Rayonier, Inc., Vutek, Inc.
                         Trustee: Granum Value Fund.

                                                                                   COMMON SHARES
                                                                                 BENEFICIALLY OWNED
                                                                                  AT FEBRUARY 15,
                       PRINCIPAL OCCUPATION AND OTHER INFORMATION                     2000(1)
---------------------------------------------------------------------------------------------------
                 NOMINEES FOR DIRECTOR FOR THREE-YEAR TERM EXPIRING IN 2003 (CONT)
---------------------------------------------------------------------------------------------------
                       GEORGE R. ROBERTS, Age 56, Director since 2000.                      --(4)
[PHOTO]                  Founding Partner of KKR and a managing member of
                         KKR & Co. LLC, New York City, investment company.
                         Director: Accuride Corporation, Amphenol
                         Corporation, Borden, Inc., The Boyds Collection,
                         Ltd., Evenflo Company Inc., IDEX Corporation,
                         KinderCare Learning Center, Inc., KSL Recreation
                         Group, Inc., Owens-Illinois, Inc., PRIMEDIA, Inc.,
                         Regal Cinemas, Inc., RELTEC Corporation, Safeway
                         Inc., Spalding Holdings Corporation.
                         Trustee: Claremont McKenna College, Culver
                         Military Academy.
                         Board Member: San Francisco Symphony, San
                         Francisco Ballet, Fine Arts Museum.

                                           CLASS OF 2001
---------------------------------------------------------------------------------------------------

                       THOMAS J. DANIS, Age 50, Director since 1989.                    48,161
[PHOTO]                  Chairman and Chief Executive Officer, The Danis
                         Companies, Dayton, Ohio, construction, real estate
                         and environmental services.
                         Trustee: Miami Valley Research Park Foundation.

                       ALLEN M. HILL, Age 54, Director since 1989.                     484,464(2)
[PHOTO]                  President and Chief Executive Officer, DPL Inc.
                         and The Dayton Power and Light Company.
                         Director: Fifth Third Bank, Premier Health
                         Partners. Trustee: Dayton Business Committee, The
                         University of Dayton, Air Force Museum Foundation,
                         Alliance Community Schools.

                                                                                   COMMON SHARES
                                                                                 BENEFICIALLY OWNED
                                                                                  AT FEBRUARY 15,
                       PRINCIPAL OCCUPATION AND OTHER INFORMATION                     2000(1)
---------------------------------------------------------------------------------------------------

                                       CLASS OF 2001 (CONT)
---------------------------------------------------------------------------------------------------
                       W AUGUST HILLENBRAND, Age 59, Director since 1992.               28,179
[PHOTO]                  Chief Executive Officer, Hillenbrand Industries,
                         Batesville, Indiana, a diversified public holding
                         company with three wholly-owned and autonomously
                         operated subsidiaries manufacturing caskets,
                         hospital furniture, hospital supplies and
                         providing funeral planning services.
                         Director: Forecorp, Inc., Forethought Life
                         Insurance Company, Hon Industries.
                         Trustee: National Committee for Quality Health
                         Care, Batesville Girl Scouts.
                         Trustee Emeritus: Denison University.

                       SCOTT M. STUART, Age 40, Director since 2000.                        --(4)
[PHOTO]                  Partner of KKR and member of KKR & Co. LLC, New
                         York City, investment company.
                         Director: AEP Industries Inc., Borden, Inc., The
                         Boyds Collection, Ltd., KSL Recreation Corp.
                         Board Member: The Boys Club of New York, Greenwich
                         Country Day School, WNET/Channel 13.

                                           CLASS OF 2002
---------------------------------------------------------------------------------------------------

                       JAMES F. DICKE, II, Age 54, Director since 1990.                100,528
[PHOTO]                  President, Crown Equipment Corporation, New
                         Bremen, Ohio, international manufacturer and
                         distributor of electric lift trucks and material
                         handling products.
                         Director: Regional Boys and Girls Clubs of
                         America, Anderson-Cooke, Inc., Dayton Art
                         Institute.
                         Chairman: Trinity University Board of Trustees.
                         Secretary: Culver Educational Foundation.

                                                                                   COMMON SHARES
                                                                                 BENEFICIALLY OWNED
                                                                                  AT FEBRUARY 15,
                       PRINCIPAL OCCUPATION AND OTHER INFORMATION                     2000(1)
---------------------------------------------------------------------------------------------------
                                       CLASS OF 2002 (CONT)
---------------------------------------------------------------------------------------------------

                       PETER H. FORSTER, Age 57, Director since 1979.                  843,792(3)
[PHOTO]                  Chairman, DPL Inc. and The Dayton Power and Light
                         Company.
                         Chairman: Miami Valley Research Foundation.
                         Director: Amcast Industrial Corp.
                         Trustee: F.M. Tait Foundation.

                       JANE G. HALEY, Age 69, Director since 1978.                      60,914
[PHOTO]                  President and Chief Executive Officer, Gosiger,
                         Inc., Dayton, Ohio, national importer and
                         distributor of machine tools.
                         Director: The Ultra-Met Company, Urbana, Ohio, ONA
                         America, Dayton, Ohio.
                         Trustee: University of Dayton, Chaminade-Julienne
                         High School, Dayton, Ohio.
                         Member: Area Progress Council, Miami Valley
                         Economic Development Coalition.

------------------------------

(1) The number of shares shown represents in each instance less than 1% of the outstanding Common Shares. There were 1,709,954 shares or 1.1% of the total number of Common Shares beneficially owned by all directors and executive officers of DPL Inc. and DP&L as a group at February 15, 2000, excluding shares beneficially owned by an affiliate of KKR. See note (4) below. The number of shares shown includes Common Shares transferred to the Master Trust for non-employee directors pursuant to the Directors' Deferred Stock Compensation Plan.

(2) The number of shares shown for Mr. Hill includes 34,464 Common Shares and 450,000 Restricted Share Units with no voting rights.

(3) The number of shares shown for Mr. Forster includes 43,792 Common Shares and 800,000 Restricted Share Units with no voting rights.

(4) Excludes 31,560,000 Common Shares subject to warrants and 6,800,000
    Series B voting preferred shares to be beneficially owned by Dayton Ventures LLC, an affiliate of KKR. George R. Roberts and Scott M. Stuart disclaim beneficial ownership of all such shares. See "Security Ownership of Certain Beneficial Owners."

    George R. Roberts and Scott M. Stuart are the designees of KKR pursuant to the Securityholders and Registration Rights Agreement among DPL Inc., DPL Capital Trust I, Dayton Ventures LLC and Dayton Ventures, Inc. This agreement gives KKR the right to designate one person for election to, and one person to attend as a non-voting observer at all meetings of, the DPL Inc. and DP&L Boards of Directors for as long as KKR and its affiliates continue to beneficially own at least 12,640,000 common shares of DPL Inc., including shares issuable upon exercise of the warrants. The Board believes it is appropriate to have KKR Board representation upon the closing of the transaction and therefore will appoint Messrs. Roberts and Stuart to the DPL Inc. and DP&L Boards of Directors.
Mr. Roberts will stand for election this year.

    The four candidates receiving the greatest number of votes will be elected as directors. Abstentions and broker non-votes will be treated as non-votes.

    Under Ohio law, if a shareholder gives written notice to the President, a Vice President or the Secretary, not less than 48 hours before the Annual Meeting, that such shareholder desires the voting at the election of directors to be cumulative, and if an announcement of the giving of such notice is made upon the convening of the meeting by or on behalf of the shareholder giving such notice, then shareholders will be entitled to give one candidate as many votes as the number of directors to be elected multiplied by the number of their shares, or to distribute their votes on the same principle among two or more candidates. In the event that directors are elected by cumulative voting and cumulated votes represented by proxies solicited hereby are insufficient to elect all the nominees, then the Proxy Committee will vote such proxies cumulatively for the election of as many of such nominees as possible and in such order as the Proxy Committee may determine.

INFORMATION CONCERNING THE BOARD OF DIRECTORS AND ITS COMMITTEES FOR 1999

    The Board of Directors of DPL Inc. met on seven occasions and the Board of Directors of DP&L met on six occasions during 1999. The three standing committees of DPL Inc. -- Executive, Finance and Audit Review and Compensation and Management Review -- held thirteen meetings in total and the standing committee of DP&L -- Community and External Relations -- met two times in total.

                             COMMITTEES OF DPL INC.

FINANCE AND AUDIT REVIEW COMMITTEE

    This Committee consists of the following non-employee members of the Board:
Thomas J. Danis, Chairman, Ernie Green, Jane G. Haley and David R. Holmes.

    The Finance and Audit Review Committee oversees the financial plans, approves the terms and conditions of financial arrangements and recommends to the Board of Directors such actions and policies that will best accommodate
DPL Inc.'s objectives and operating strategies while maintaining its sound fiscal health. It also provides direct communication between DPL Inc.'s internal auditors, the independent auditors, PricewaterhouseCoopers LLP, and the Board of Directors. It is intended to assure the independent auditors the freedom, cooperation and opportunity necessary to accomplish their functions. It is also intended to assure that appropriate action is taken on the recommendations of the auditors. This Committee met four times during 1999.

COMPENSATION AND MANAGEMENT REVIEW COMMITTEE

    This Committee consists of the following non-employee members of the Board:
Burnell R. Roberts, Chairman, James F. Dicke, II and W August Hillenbrand.

    The Compensation and Management Review Committee has the broad responsibility to see that the officers and key management personnel of DPL Inc. and its subsidiaries perform in accordance with corporate objectives, and are effectively compensated in terms of salaries, supplemental compensation and benefits which are internally equitable and externally competitive. The Committee administers the deferred, incentive and long-term compensation plans for directors and officers. This Committee met three times during 1999.

EXECUTIVE COMMITTEE

    This Committee consists of the following non-employee members of the Board:
Peter H. Forster, Chairman, James F. Dicke, II, W August Hillenbrand and Burnell
R. Roberts. Allen M. Hill is a non-voting member.

    The principal duties of this Committee include evaluating executive management development, succession and organizational structure in addition to director selection, tenure and succession. This Committee also serves on a standby basis for use in an emergency which requires immediate action. This Committee met six times during 1999.

    The non-employee members of the Executive Committee act as a nominating committee for the Board of Directors and endeavor to identify, seek out, and if necessary actively recruit, the best available candidates who, in the judgment of the Committee, have the character, education, training, experience and proven accomplishments which give promise of significant contribution to the responsible and profitable conduct of DPL Inc.'s business in the interest of all shareholders, customers and employees. This Committee considers qualified nominees submitted to DPL Inc. by shareholders.

                               COMMITTEE OF DP&L

COMMUNITY AND EXTERNAL RELATIONS COMMITTEE

    This Committee consists of the following non-employee members of the Board:
Jane G. Haley, Chairman, Thomas J. Danis, Peter H. Forster, Ernie Green and David R. Holmes. Allen M. Hill is a non-voting member.

    The Community and External Relations Committee provides for a periodic review of DP&L's relations with all sectors of the community with which it is vitally concerned -- shareholders, customers, governmental bodies and agencies, political groups, regulatory agencies, elected officials and the media. This Committee met two times during 1999.

OTHER MATTERS

    DPL Inc. directors, all of whom are also directors of DP&L, receive no annual fee for their services as directors of DP&L. Directors of DPL Inc. who are not employees receive $12,000 annually for services as a director, $1,000 for attendance at a Board meeting, and $500 for attendance at a committee meeting or operating session of DPL Inc. and DP&L. Members of the Executive Committee receive $2,000 annually for services on that committee. Each committee chairman receives an additional $1,600 annually. Directors who are not employees of DP&L also have participated in a Directors' Deferred Stock Compensation Plan (the "Stock Plan") under which a number of shares were awarded to directors each year. All shares awarded under the Stock Plan were transferred to a grantor trust (the "Master Trust") maintained by DPL Inc. to secure its obligations under various directors' and officers' deferred and incentive compensation plans. In April 1999, each non-employee director was awarded 2,700 shares. Commencing in 2000, no additional share awards will be made under the Stock Plan. Non-employee directors instead will be eligible to receive grants of stock options under the DPL Inc. Stock Option Plan.

    DPL Inc. maintains a Deferred Compensation Plan (the "Compensation Plan") for non-employee directors in which payment of directors' fees may be deferred. The Compensation Plan also includes a supplementary deferred income program which provides that DPL Inc. will match $5,000 annually of deferred directors' fees for a maximum of ten years. Under the supplementary program, a $150,000 death benefit is provided until such director ceases to participate in the Compensation Plan. Under the standard deferred income program directors are entitled to receive a lump sum payment or payments in installments over a period up to 20 years. A director may elect payment in either cash or common shares. Participants in the supplementary program are entitled to receive deferred payments over a ten-year period in equal installments. The Compensation Plan provides that in the event of a change in control of DPL Inc., as defined in the Compensation Plan, all benefits provided under the supplementary deferred income program become immediately vested without the need for further contributions by the participants and the discretion which, under the Compensation Plan, is exercisable by the Chief Executive Officer of DPL Inc. will be exercised by the trustees of the Master Trust. Effective January 31, 2000, the supplementary program was terminated for current directors and the value of each director's supplementary account transferred to his or her standard deferral account.

    Mr. Forster, who retired as Chief Executive Officer of DPL Inc. effective December 31, 1996, entered into a three year agreement with DPL Inc. and DP&L pursuant to which he serves as Chairman of the Board of DPL Inc. and DP&L and provides advisory and strategic planning services. The term of the agreement is automatically extended each December 31 for an additional year unless either party gives advance notice of nonrenewal. For these services, Mr. Forster receives an annual fee of $550,000 (as well as such bonuses, if any, as may be determined by the Compensation and Management Review Committee in its discretion) and an award opportunity of 60,000 restricted shares under the Stock Plan. Commencing in 2000, Mr. Forster will participate in DPL Inc.'s Stock Option Plan and will no longer receive restricted share awards under the Stock Plan. As Chairman, Mr. Forster is responsible for the long-term strategic planning of the Company, the oversight of financial assets, and the evaluation and recommendations relating to the merger, acquisition and disposition of utility assets. Mr. Forster participates in an incentive program for individuals managing financial assets. Under this program, incentives will be paid in 2000 based on net cumulative investment performance of such assets over the four-year period 1996 through 1999 and for each year thereafter based on annual performance.

CERTAIN TRANSACTIONS

    On February 1, 2000, DPL Inc. entered into a definitive agreement with affiliates of KKR under which KKR will make a strategic investment of $550 million in the Company. Under the terms of the agreement, affiliates of KKR will purchase a combination of trust preferred securities issued by a trust established by DPL Inc., voting preferred shares and warrants to purchase common shares. The trust preferred securities will have an aggregate face amount of $550 million, will be issued at an initial discounted price of approximately $500 million, will have a maturity of 30 years (subject to acceleration to six months after the exercise of the warrants), and will pay distributions at a rate of 8.5% of the aggregate face amount per year. The voting preferred shares will have voting power not exceeding 4.9% of the total outstanding voting power of DPL Inc.'s voting securities and will be sold for an aggregate purchase price of $68,000. The warrants will be for 31.6 million common shares (representing approximately 19.9% of the common shares outstanding as of February 1, 2000), will have a term of 12 years, will have an exercise price of $21 per share, and will be sold for an aggregate purchase price of $50 million. In connection with the transaction, DPL Inc. will pay KKR $16.5 million in fees and expenses including expenses of KKR's consultants, investment bankers, accountants and counsel. Following the closing, DPL Inc. will pay KKR an annual management, consulting and financial services fee of $1 million. During 1999, DPL Inc. subscribed to invest up to $100 million over time in a KKR-sponsored investment fund on customary terms.

                             EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    DPL Inc. has always designed its executive compensation programs to create a strong and direct link between the compensation paid to senior executives and current and long-term level of company performance. The program also recognizes each executive's individual contribution to that performance. Toward that end, the Compensation and Management Review Committee (the "Committee") annually evaluates and reviews, with its outside consultant, the executive compensation program. With the change in the utility industry from a regulated business to a customer choice business, the Committee felt an overall review was needed and undertook such review during 1999.

    The results of this review were extensive changes to DPL Inc.'s executive compensation program. The Committee eliminated the annual Management Stock Incentive Plan ("MSIP"), the Supplemental Deferred Program for Key Employees and, in part, the Supplemental Executive Retirement Plan.

    2000 COMPENSATION PROGRAM

    The elimination of three substantial compensation programs allowed the Committee to focus even more strongly on those performance parameters directly tied to shareholder value -- primarily, stock price and market valuation. The Committee also felt it important to have more than half of total compensation be performance-based and at risk.

    The three components will be Base Salary, Annual Cash Incentives and Stock Options.

    Base Salary will recognize competitive industry median compensation, be experience and performance adjusted, and subject to annual review.

    Annual Cash Incentives will be subject to the following program. A performance pool of funds based on how the various business units exceed predetermined levels of Earnings Before Interest and Taxes ("EBIT") will be created. These funds will be allocated to individual executives based on their performance contribution.

    Long-term compensation will consist of Stock Options. Each executive was granted options equal to three times the DPL Inc. shares they individually own. The initial grant covers a three-year period and will vest over five years. This program is described in the next section, "Approval of Stock Option Plan." The major features of DPL Inc.'s Stock Option program compared to others in our industry is the high level of stock ownership by each executive and the willingness of each executive to lock up, meaning they cannot sell, for five years the shares they individually own.

    1999 COMPENSATION PROGRAM

    In 1999, DPL Inc.'s executive compensation program consisted of three elements, each designed to reward different aspects of executive performance.

        1. Base salary recognized competitive pay levels, sustained long-term value creation and contributions by individual executives.

        2. Annual incentives, awarded through the Management Incentive Compensation Program, rewarded the achievement of operational and strategic milestones. Each executive had three or four different individual objectives. The individual objectives for 1999 were related to maintaining competitive energy prices and providing superior customer service. They included reductions in operating expenses, outside service costs, fuel inventory expenses and capital expenditures, as well as improvements in plant productivity, customer satisfaction and earnings per share. Over half of each executive's annual incentive payout was determined based on their performance as compared to their individual objectives. The remaining portion of the executive's annual incentive payout was based on the executive group's aggregate performance on their individual objectives. For 1999, executives met their individual objectives. Target incentive awards ranged from thirty to sixty percent of base salary, depending upon the executive's position. Executives could earn from zero to one and a half times the target amount.

        3. Outstanding Restricted Share Unit awards under DPL Inc.'s long-term MSIP, which rewards longer-term financial results and total return to shareholders, were concluded by crediting a pro-rata portion of outstanding awards as earned at one and a half times the target amount. The MSIP was eliminated in 2000 and will be replaced with the Stock Option Plan.

    Compensation opportunities were positioned at the general industry median for the CEO and between the utility industry 75(th) percentile and general industry median for other executives. Over half of the target total compensation for each executive varies with performance.

    DPL Inc. maintains an incentive program for individuals managing all financial assets of DPL Inc. Under the program, incentives were earned based on net cumulative investment performance of such assets over the four-year period 1996 through 1999. This program is described in note (3) to the Summary Compensation Table.

    CEO COMPENSATION

    The Chief Executive Officer's total compensation potential is based on consideration of median general industry practices. The Chief Executive Officer's annual and long-term incentive programs are variable enough to provide actual total compensation at median general industry levels only if DPL Inc.'s performance is in the top quartile of electric and natural gas utilities.

    Overall, Mr. Hill exceeded his annual performance objectives for 1999.
Mr. Hill's salary was increased in 1999 based on his individual contributions and consistent with the performance criteria used for all executives. Under the Management Incentive Compensation Program, Mr. Hill received a bonus based seventy-five percent on DPL Inc.'s performance and twenty-five percent on the Committee's assessment of his individual performance. Company performance objectives were based on equal consideration of earnings per share performance, which objective was satisfied, and the aggregate performance of the executive group versus their individual objectives. The Committee based its overall assessment of Mr. Hill's individual performance on consideration of several factors, including DPL Inc.'s performance versus other electric and natural gas utilities, investment community evaluations and progress on management development and succession planning. Mr. Hill also participated in the financial asset incentive program.

    CONCLUSION

    Based on current compensation levels and the present structure of DPL Inc.'s executive compensation programs, the Committee believes that the compensation payable to executives will not be subject to the limitation on deductibility imposed by the Omnibus Budget Reconciliation Act of 1993.

    The Committee believes that DPL Inc.'s annual and long-term incentive plan goals have contributed to the strong stock market performance shown in the performance chart in the next section. DPL Inc.'s total return on common equity between 1994 and 1999 was significantly higher than the utility industry as a whole.

    The Committee recommends approval of the new DPL Inc. Stock Option Plan.

                                           Compensation and Management Review
                                           Committee

                                           Burnell R. Roberts, Chairman
                                           James F. Dicke, II
                                           W August Hillenbrand

Performance Comparison

                               INVESTMENT RETURNS
                            VALUE OF $1000 INVESTED

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

      DPL INC.  DOW JONES INDUSTRIAL  S&P'S ELECTRIC CO.'S
1994    $1,000                $1,000                $1,000
1995    $1,275                $1,368                $1,309
1996    $1,318                $1,763                $1,305
1997    $1,684                $2,202                $1,645
1998    $1,950                $2,601                $1,896
1999    $1,647                $3,307                $1,532

Dividends Reinvested

2. APPROVAL OF STOCK OPTION PLAN

    In 2000, the Company eliminated its officer and director stock plans. The DPL Inc. Stock Option Plan (the "Plan") will replace the Management Stock Incentive Plan ("MSIP") and the Directors' Deferred Stock Compensation Plan as the primary long-term incentive program for executives and directors. The Stock Option Plan is intended to align the interests of management and the directors with those of shareholders by directly linking long-term incentive compensation opportunities to increases in share price. Executives and directors will forego a number of benefits under current plans and programs as a result of the changes, including benefits the level of which are not tied to increases in share price, and in their place will receive three-year option grants under the Plan. In addition, to encourage long-term employment with the Company, management options vest in equal increments over a five-year period. Further, earned Restricted Share Units under the MSIP will be locked up (i.e., not payable) for five years.

    One of the purposes of the Annual Meeting is to consider and vote upon approval of the Plan. The Plan was adopted by the Board of Directors on February 1, 2000, subject to approval by shareholders. The purpose of the Plan is to promote the interests of the Company and its shareholders by
(i) attracting and retaining individuals eligible to participate in the Plan;
(ii) motivating such individuals by providing incentive to contribute to the Company's future success; and (iii) aligning the interests of such individuals with the interests of the Company's shareholders. The principal provisions of the Plan are summarized below.

    The Plan will be administered by the Compensation and Management Review Committee of the Board of Directors or such other committee as may be designated by the Board (the "Committee"). Any officer or other key employee, director or consultant of the Company or any of its subsidiaries will be eligible to be designated a participant under the Plan. As of February 1, 2000, approximately 30 individuals participated in the Company's executive compensation programs for key employees, officers and directors. The Committee has the sole and complete authority to determine the participants to whom options will be granted under the Plan.

    The Plan authorizes the grant of options to purchase a maximum of 8,000,000 Common Shares of the Company in the aggregate, subject to adjustment to avoid dilution or enlargement of intended benefits in the event of certain significant corporate events. Options granted are not intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986 (the "Code"). The maximum number of shares with respect to which options may be granted to any individual participant under the Plan may not exceed 2,500,000. If, after the effective date of the Plan, any shares covered by an option granted under the Plan are forfeited, or if an option has expired, terminated or been cancelled for any reason whatsoever (other than by reason of exercise), then the shares covered by such option will again be available for the grant of options under the Plan. The shares delivered upon exercise of options granted under the Plan may be either authorized but unissued shares or treasury shares. On February 1, 2000, the date option grants were made under the Plan, the last reported sale price of the Common Shares on the New York Stock Exchange was $19 1/16 per share and the option exercise price was set at $21. The closing price on February 24, 2000 was $20 1/4 per share.

    Options granted under the Plan will be subject to such terms, including vesting and exercise price, as may be determined by the Committee and specified in the applicable option agreement, except that the exercise price of an option cannot be less than the fair market value of the underlying shares on the date of grant and the term of an option may not exceed ten years. Options granted under the Plan are intended to qualify as "performance-based compensation" under
Section 162(m) of the Code.

    Payment of the exercise price of an option granted under the Plan may be made (i) in cash or check (or, if so determined by the Committee, with the proceeds of a loan advanced by the Company for purposes of paying the exercise price), (ii) by exchanging Common Shares owned by the optionee or (iii) subject to such rules as may be established by the Committee, through delivery of irrevocable instructions to a broker to sell the shares being acquired upon exercise of the option and to deliver promptly to the Company an amount equal to the aggregate exercise price, or by a combination of the foregoing, provided that the combined value of all cash and cash equivalents and the fair market value of shares so tendered to the Company is at least equal to the aggregate exercise price of the option.

    Each option, and each right under any option, will be exercisable only by the participant during the participant's lifetime or, if permissible under applicable law, by the participant's guardian or legal representative. No option may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a participant otherwise than by will or by the laws of descent and distribution. The Committee has the discretion to provide that options granted under the Plan may be transferred without consideration to certain family members or trusts, partnerships or limited liability companies whose only beneficiaries, partners or members are the original grantee and/or such family members.

    The Committee has the discretion to provide that in the event of a "change of control" (as defined in the Plan), any outstanding options held by participants which are unexercisable or otherwise unvested will automatically be deemed exercisable or vested.

    The Board of Directors may amend, suspend or terminate the Plan or any portion of the Plan at any time, provided that no such amendment, suspension or termination (i) may impair the rights of any participant with respect to options previously granted under the Plan without the participant's consent or
(ii) operate to increase the number of shares available for options, decrease the exercise price of any option or change the definition of eligible employee without shareholder approval, except for share or price adjustments in the event of certain significant corporate events.

    The Plan will remain in effect until all options granted under the Plan have been exercised or terminated.

    FEDERAL INCOME TAX CONSEQUENCES

    The following is a general description of federal income tax consequences to optionees and the Company relating to options that may be granted under the Plan. Options granted are not intended to qualify as incentive stock options under Section 422 of the Code. This discussion does not purport to cover all tax consequences relating to stock options.

    An optionee will not recognize income upon the grant of a stock option. Upon exercise of the option, the optionee will recognize ordinary income equal to the excess of the fair market value of the shares on the date of exercise over the option price. The tax basis of the option shares in the hands of the optionee will equal the option price plus the amount of ordinary income recognized upon exercise, and the holding period for the shares will commence on the day the option is exercised. An optionee who sells option shares will recognize capital gain or loss measured by the difference between the tax basis of the shares and the amount realized on sale. Such gain or loss will be long-term if the shares are held for more than one year after exercise. The Company will be entitled to a deduction equal to the amount of ordinary income recognized by the optionee. The deduction will be allowed at the same time the optionee recognizes the income.

    Approval of the Plan requires the affirmative vote of a majority of the Common Shares present in person or by proxy. Abstentions will be considered present and will have the effect of a vote against approval of the Plan. Broker non-votes will not be counted in determining the number of shares necessary for approval.

NEW PLAN BENEFITS

    The following table sets forth information concerning options that have been granted under the Plan, subject to shareholder approval of the Plan. These option grants represent a three-year block grant. Each executive was granted a number of option shares equal to three times the executive's earned Restricted Share Units held in the Master Trust under the MSIP. These Restricted Share Units, which are payable in shares, will remain locked up for a five-year period.

                                                                RESTRICTED SHARE
                                                                UNITS LOCKED UP      3 YEAR OPTION GRANTS
NAME AND POSITION                                                 FOR 5 YEARS        WITH 5 YEAR VESTING
-----------------                                             --------------------   --------------------
Allen M. Hill...............................................         450,000              1,350,000(1)
  President and Chief Executive Officer -- DPL Inc. and DP&L
Peter H. Forster............................................         800,000              2,400,000(1)
  Chairman -- DPL Inc. and DP&L
Judy W. Lansaw..............................................         175,000                525,000(1)
  Group Vice President -- DPL Inc. and DP&L
Stephen F. Koziar, Jr.......................................         165,000                495,000(1)
  Group Vice President and Secretary -- DPL Inc. and DP&L
H. Ted Santo................................................         125,000                375,000(1)
  Group Vice President -- DP&L
All executive officers as a group...........................       1,715,000              6,150,000(1)
All directors who are not executive officers as a group.....              --                350,000(2)
All employees who are not executive officers as a group.....         335,000              1,050,000(1)

------------------------------

(1) Options granted on February 1, 2000 at an exercise price of $21 per share. The closing price on February 1, 2000 was $19 1/16 per share. These options vest in five cumulative installments of 20% on December 31, 2000, 2001, 2002, 2003, and 2004, become exercisable on January 1, 2005, and expire on February 1, 2010.

(2) Each non-employee director was granted an option to purchase 50,000 shares on February 1, 2000 at an exercise price of $21 per share. The closing price on February 1, 2000 was $19 1/16 per share. These options become exercisable upon shareholder approval of the Plan and expire on February 1, 2010.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR APPROVAL OF THE
PLAN.

SUMMARY COMPENSATION TABLE

    Set forth below is certain information concerning the compensation of the Chief Executive Officer and each of the other four most highly compensated executive officers of DPL Inc. and its major subsidiary DP&L, for the last three fiscal years, for services rendered in all capacities.

                                                              ANNUAL             LONG TERM COMPENSATION
                                                           COMPENSATION       -----------------------------
                                                        -------------------      RESTRICTED         LTIP         ALL OTHER
                                                         SALARY    BONUS(1)    SHARE UNITS(2)    PAYOUTS(3)   COMPENSATION(4)
        NAME AND PRINCIPAL POSITION            YEAR       ($)        ($)            ($)             ($)             ($)
        ---------------------------          --------   --------   --------   ----------------   ----------   ----------------
Allen M. Hill                                  1999     550,000    462,000                  --     525,000          1,000
  President and Chief Executive Officer --     1998     500,000    300,000    505,000 ('99-01)     275,000          1,000
  DPL Inc. and DP&L                            1997     430,000    258,000    834,000 ('98-00)          --          1,000

Peter H. Forster(5)                            1999     500,000    250,000                  --   1,130,000         84,000
  Chairman -- DPL Inc. and DP&L                1998     500,000    200,000    420,000 ('99-01)   1,130,000         87,000
                                               1997     500,000    150,000    840,000 ('98-00)   1,130,000         70,400

Judy W. Lansaw                                 1999     280,000    180,000                  --          --          1,000
  Group Vice President -- DPL Inc. and DP&L    1998     264,000    119,000    197,000 ('99-01)          --          1,000
                                               1997     240,000    108,000    411,000 ('98-00)          --          1,000

Stephen F. Koziar, Jr.                         1999     259,000    166,000                  --     350,000          1,000
  Group Vice President and Secretary --        1998     244,000    110,000    186,000 ('99-01)     200,000          1,000
  DPL Inc. and DP&L                            1997     231,000    104,000    234,000 ('98-00)     504,000          1,000

H. Ted Santo                                   1999     258,000    139,000                  --          --          1,000
  Group Vice President -- DP&L                 1998     243,000    109,000    176,000 ('99-01)          --          1,000
                                               1997     226,000    102,000    297,000 ('98-00)          --          1,000

------------------------------

(1) Amounts in this column represent awards made under the Management Incentive Compensation Program. Awards are based on achievement of specific predetermined operating and management goals in the year indicated and paid in the year earned or in the following year.

(2) Amounts shown in this column represent the dollar value of Restricted Share Units ("RSUs") awarded to the named executive officer under the Management Stock Incentive Plan ("MSIP") based on the closing price of a DPL Inc. common share on the New York Stock Exchange -- Consolidated Transactions Tape on the date of award. Commencing in 2000, the Stock Option Plan will replace the MSIP and no additional awards will be made under the MSIP.

    Awards covered a three-year performance period. For plan years '98-00, earning of RSUs was dependent on the extent that the DPL Inc. average return on equity ("ROE") exceeded the Regulatory Research Associates industry median. For the '99-01 plan, earning of RSUs was dependent on the extent the DPL Inc. average ROE and total return to shareholders exceeded the RRA industry median. Depending on the performance of DPL Inc., these RSUs could be earned in amounts ranging from 0% to 200% of the target award. As a result of replacing the MSIP with the Stock Option Plan, outstanding awards under the MSIP were concluded by crediting two-thirds and one-third of the RSUs awarded for plan years '98-00 and '99-01, respectively, as earned at 150% of the target award. Amounts shown for 1997 and 1998 reflect this action. These RSUs vest in one-third annual increments ending in 2002. RSUs earned under the MSIP are not payable until 2005.

    For each RSU which is earned and vests, a participant receives the equivalent of one DPL Inc. common share plus dividend equivalents from the date of award. All payouts of vested RSUs under the MSIP are deferred until retirement and are made in DPL Inc. common shares.

(3) Amounts in this column represent annualized incentives earned by the named executive officer under a long-term incentive program for individuals managing all financial assets of DPL Inc. Incentives were earned based on net cumulative investment performance of such assets over the four year period 1996 through 1999. The financial asset portfolio value was $1.1 billion at December 31, 1999, contributed $105 million to income during the 1997-1999 period and had $167 million in unrealized gains at December 31, 1999. Beginning in 2000, incentives will be earned based on annual performance.

(4) Amounts in this column represent employer matching contributions on behalf of each named executive under the DP&L Employee Savings Plan made to the DPL Inc. Employee Stock Ownership Plan.

(5) Annual compensation shown for Mr. Forster for 1997, 1998 and 1999 was paid pursuant to an agreement with DPL Inc. and DP&L. Long term compensation award opportunities shown for 1997, 1998 and 1999 represent the dollar value of restricted shares awarded to Mr. Forster under the Directors' Stock Plan which are subject to the same earning and vesting criteria generally applicable to RSUs. All other compensation shown for 1999 represents directors fees of $37,000 and the dollar value of the annual award of 2,700 shares to each non-employee director under the Directors' Stock Plan, for 1998 represents directors fees of $37,000 and an annual award of 2,700 shares under the Directors' Stock Plan and for 1997 represents directors fees of $32,600 and an award of 2,400 shares under the Directors' Stock Plan. Participation in the Director compensation program by Mr. Forster was terminated in 2000. See "Information Concerning the Board of Directors and its Committees -- Other Matters."

CONTINGENT LONG-TERM INCENTIVE PLAN AWARDS IN 1999

    A one-time contingent award of Restricted Share Units to the named executive officers under the MSIP was approved by the Compensation Committee in 1999. These awards will be earned only if the closing price of DPL Inc. common shares on the NYSE -- Consolidated Transactions Tape achieves $26 per share between June 1999 and July 1, 2001.

                                                            PERFORMANCE OR OTHER
                                            NUMBER OF           PERIOD UNTIL
                                         RESTRICTED SHARE      MATURATION OR
                 NAME                         UNITS                PAYOUT
                 ----                    ----------------   --------------------
Allen M. Hill..........................       80,000        2 years
Peter H. Forster.......................       80,000        2 years
Judy W. Lansaw.........................       80,000        2 years
Stephen F. Koziar, Jr..................       80,000        2 years
H. Ted Santo...........................       40,000        2 years

CERTAIN SEVERANCE PAY AGREEMENTS

    DPL Inc. has in place severance pay agreements with each of Messrs. Hill, Koziar, and Santo and Ms. Lansaw providing for the payment of severance benefits in the event that the individual's employment with DPL Inc. or its subsidiaries is terminated under specified circumstances within three years after a change in control of DPL Inc. or DP&L (generally, defined as the acquisition of 50% or more of the voting securities (15% or more without board approval) or certain mergers or other business combinations). The agreements entered into between 1987 and 1991 require the individuals to remain with DPL Inc. throughout the period during which any change of control is pending in order to help put in place the best plan for the shareholders. The principal severance benefits under each agreement include payment of the following: (i) the individual's full base salary and accrued benefits through the date of termination and any awards for any completed or partial period under the MICP and the individual's award for the current period under the MICP (or for a completed period if no award for that period has yet been determined) fixed at an amount equal to his average annual award for the preceding three years; (ii) 300% of the sum of the individual's annual base salary at the rate in effect on the date of termination (or, if higher, at the rate in effect as of the time of the change in control) plus the average amount awarded to the individual under the MICP for the three preceding years; (iii) all awarded or earned but unpaid RSUs; and (iv) continuing medical, life, and disability insurance. In the event any payments under these agreements are subject to an excise tax under the Internal Revenue Code of 1986, the payments will be adjusted so that the total payments received on an after-tax basis will equal the amount the individual would have received without imposition of the excise tax. The severance pay agreements are effective for one year but are automatically renewed each year unless DPL Inc. or the participant notifies the other one year in advance of its or his or her intent not to renew. DPL Inc. has agreed to secure its obligations under the severance pay agreements by transferring required payments to the Master Trust. Mr. Forster's agreement with DPL Inc. and DP&L contains similar severance benefits provisions.

PENSION PLANS

    The following table sets forth the estimated total annual benefits payable under the DP&L retirement income plan and the supplemental executive retirement plan to executive officers at normal retirement date (age 65) based upon years of accredited service and final average annual compensation (including base and incentive compensation) for the three highest years during the last ten:

                                             TOTAL ANNUAL RETIREMENT BENEFITS FOR
                                            YEARS OF ACCREDITED SERVICE AT AGE 65
              FINAL AVERAGE                ----------------------------------------
             ANNUAL EARNINGS                10 YEARS      15 YEARS     20-30 YEARS
             ---------------               -----------   -----------   ------------
$ 200,000................................   $ 51,500      $ 77,500       $103,000
  400,000................................    108,500       163,000        217,000
  600,000................................    165,500       248,500        331,000
  800,000................................    222,500       334,000        445,000
 1,000,000...............................    279,500       419,500        559,000
 1,200,000...............................    336,500       505,000        673,000
 1,400,000...............................    393,500       590,500        787,000

    The years of accredited service for the named executive officers are Mr. Hill -- 30 yrs.; Mr. Koziar -- 30 yrs.; Ms. Lansaw -- 20 yrs. and Mr. Santo -- 24 yrs. Years of service under the retirement income plan are capped at 30 years, however, the retirement and supplemental plans, taken together, can provide full benefits after 20 years of accredited service. Benefits are computed on a straight-life annuity basis, are subject to deduction for Social Security benefits and may be reduced by benefits payable under retirement plans of other employers. For each year an individual retires prior to age 62, benefits under the supplemental plan are reduced by 3% or 21% for early retirement at age 55. Mr. Forster ceased to accrue benefits under the retirement and supplemental plans effective as of December 31, 1996 upon his retirement as an employee of DPL Inc. and DP&L. Participation in the supplemental plan was terminated for some executive officers effective December 31, 1999 and the present value of each individual's accrued benefit under the supplemental plan, determined by DPL Inc.'s actuary, transferred to a deferred payment account.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

    The following table sets forth certain information with respect to the beneficial ownership of common shares and Series B voting preferred shares of DPL Inc. as of February 15, 2000 (assuming the KKR transaction had closed as of that date) by each person or group known by the Company to own more than 5% of the common shares or Series B voting preferred shares.

                                            COMMON SHARES            SERIES B VOTING PREFERRED SHARES
                                         BENEFICIALLY OWNED                 BENEFICIALLY OWNED
                                   -------------------------------   ---------------------------------
              NAME                    NUMBER      PERCENT OF CLASS       NUMBER       PERCENT OF CLASS
              ----                 ------------   ----------------   --------------   ----------------
Dayton Ventures LLC(1) ..........  31,560,000(2)        19.9%         6,800,000(3)          100%
  c/o Kohlberg Kravis
  Roberts & Co. LP
  9 W. 57(th) Street
  New York, NY 10019

------------------------

(1) The managing member of Dayton Ventures LLC is KKR 1996 Fund L.P. The general partner of KKR 1996 Fund L.P. is KKR Associates 1996 L.P., and its general partner is KKR 1996 GP LLC. George R. Roberts and Scott M. Stuart are members of KKR 1996 GP LLC. Messrs. Roberts and Stuart may be deemed to share beneficial ownership of the shares beneficially owned by Dayton Ventures LLC, however, Messrs. Roberts and Stuart disclaim beneficial ownership of such shares.

(2) Includes 31,560,000 common shares issuable upon the exercise of warrants.

(3) The 6,800,000 Series B voting preferred shares, which represent up to 4.9% of the outstanding voting power of DPL Inc.'s voting securities, are subject to mandatory redemption on a share for share basis to the extent common shares are issued upon exercise of the warrants held by Dayton Ventures LLC.

                SECURITY OWNERSHIP OF CERTAIN EXECUTIVE OFFICERS

    Set forth below is information concerning the beneficial ownership of common shares of DPL Inc. by each executive officer of DPL Inc. or DP&L named in the Summary Compensation Table (other than executive officers who are directors of DPL Inc. whose security ownership is found under "Election of Directors") as of February 15, 2000. Please refer to Note (1) on Page 7 for the security ownership of all directors and executive officers of DPL Inc. and DP&L.

       NAME OF                 AMOUNT AND NATURE OF          PERCENT OF
  EXECUTIVE OFFICER           BENEFICIAL OWNERSHIP(1)          CLASS
  -----------------           -----------------------        ----------
Stephen F. Koziar, Jr.          15,021 shares                     *
H. Ted Santo                     4,141 shares                     *
Judy W. Lansaw                   3,912 shares                     *

------------------------

*   Less than one percent

(1) Excludes Restricted Share Units

                         INDEPENDENT PUBLIC ACCOUNTANTS

    PricewaterhouseCoopers LLP served as independent public accountants of DPL Inc. for the year 1999 and has been appointed as independent public accountants for 2000. A representative of PricewaterhouseCoopers LLP will be present at the Annual Meeting with the opportunity to make a statement if he desires to do so and to respond to appropriate questions from shareholders.

                             SHAREHOLDER PROPOSALS

    A proposal by a shareholder intended for inclusion in the proxy materials of DPL Inc. for the 2001 Annual Meeting of Shareholders pursuant to Rule 14a-8 must be received by DPL Inc. at P.O. Box 1247, Dayton, Ohio 45401, Attn.: Secretary, on or before November 6, 2000 in order to be considered for such inclusion. Shareholder proposals intended to be submitted at the 2001 Annual Meeting of Shareholders outside the framework of Rule 14a-8 will be considered untimely under Rule 14a-4(c)(1) if not received by DPL Inc. at the above address on or before (i) 50 days before the date of the 2001 meeting (or 10 days after notice of the meeting if less than sixty days notice is given) for proposals relating to nomination of persons for election as directors or (ii) January 23, 2001 for any other proposals. If DPL Inc. does not receive notice of the matter by the applicable date, the Proxy Committee will vote on the matter, if presented at the meeting, in its discretion.

                                 OTHER BUSINESS

    The Board of Directors does not intend to present, and has no knowledge that others will present, any other business at the meeting. However, if any other matters are properly brought before the meeting, it is intended that the holders of proxies will vote thereon in their discretion.

                                           By order of the Board of Directors,
                                           [SIGNATURE]

                                           STEPHEN F. KOZIAR, JR.
                                           GROUP VICE PRESIDENT AND SECRETARY

                                   NOTICE OF

                                     ANNUAL
                                    MEETING

                                OF SHAREHOLDERS

                                 APRIL 11, 2000

                                      AND

                                     PROXY
                                   STATEMENT
                                   [DPL LOGO]

                                    DPL INC.
                                  DAYTON, OHIO

                                    DPL INC.
                                STOCK OPTION PLAN

SECTION 1.      PURPOSE

         The purpose of the Plan is to promote the interests of the Company and its shareholders by (i) attracting and retaining individuals eligible to participate in the Plan; (ii) motivating such individuals by providing incentive to contribute to the Company's future success; and (iii) aligning the interests of such individuals with the interests of the Company's shareholders.

SECTION 2.      DEFINITIONS

         The following terms, as used in the Plan, shall have the meaning specified below. Other capitalized terms shall have the meaning specified in the Plan.

         a. "BOARD OF DIRECTORS" means the Board of Directors of the Company, as it may be comprised from time to time.

         b.       "CHANGE OF CONTROL" means Change of Control as defined in
                  Section 10.

         c. "CODE" means the Internal Revenue Code of 1986, and any successor statute, as it or they may be amended from time to time.

         d. "COMMITTEE" means the Compensation and Management Review Committee of the Board of Directors or such other committee as may be designated by the Board of Directors.

         e.       "COMPANY" means DPL Inc., and any successor thereto.

         f. "COVERED EMPLOYEE" means a covered employee within the meaning of Code Section 162(m)(3).

         g. "CONSULTANT" means a consultant of the Company or a Subsidiary.

         h. "DIRECTOR" means a member of the Board of Directors of the Company or of a Subsidiary, whether or not an Employee.

         i. "EMPLOYEE" means an officer or other key employee of the Company or of a Subsidiary. The term also includes any person who, in connection with the hiring of such person, has been granted an Option prior to the date such person first performs services for the Company or a Subsidiary, provided that no Option granted to such a person shall become vested prior to the date that such person first performs such services.

         j. "EXCHANGE ACT" means the Securities Exchange Act of 1934, and any successor statute, as it may be amended from time to time.

         k. "FAIR MARKET VALUE" means (i) the average of the highest and lowest sale prices of the Shares as reported on the New York Stock Exchange Composite Transaction Tape on the relevant date (or if the Shares are not then so traded, the average of the highest and lowest sale prices of the Shares on the stock exchange or over-the-counter market on which the Shares are principally trading on such date), or if no sale of the Shares is reported for such date, the next preceding day for which there is a reported sale or (ii) if there is no public market for the Shares on such date, fair market value as determined by the Committee.

         l. "INSIDER" means any person who is subject to Section 16 of the Exchange Act, and any successor statutory provision, as it may be amended from time to time.

         m.       "OPTION" means an option granted pursuant to Section 4.

         n. "OPTION AGREEMENT" means a document described in Section 6 setting forth the terms and conditions applicable to an Option granted to a Participant.

         o. "PARTICIPANT" means any Employee, Director or Consultant who has been granted an Option.

         p. "SHARES" means common shares of the Company or any security of the Company issued in substitution, exchange or lieu thereof.

         q. "SUBSIDIARY" means (i) any corporation or other entity in which the Company, directly or indirectly, controls 50% or more of the total combined voting power of such corporation or other entity and (ii) any other corporation or other entity in which the Company has a significant equity interest, in either case as determined by the Committee.

SECTION 3.      ELIGIBILITY

         The Committee may grant one or more Options to any Employee, Director or Consultant designated by it to receive an Option.

SECTION 4.      OPTIONS

         The Committee may grant options to purchase a specific number of Shares exercisable at such time or times and subject to such terms and conditions as the Committee may determine subject to the Plan, provided that the term of an Option shall not exceed ten years.

         a. The exercise price of an Option shall not be less than 100% of the Fair Market Value of the Shares on the date the Option is granted.

         b. The exercise price of an Option shall be paid in cash or check (subject to collection); provided that, at the discretion of the Committee, the exercise price may also be paid by the tender, by either actual delivery or attestation, of Shares acceptable to the Committee and valued at their Fair Market Value on the date of exercise; through a combination of Shares and cash; or through such other means as the Committee may determine. Without limiting the foregoing, to the extent permitted by applicable law:

                  (i) The Committee may, on such terms and conditions as it may determine, agree to accept as full or partial payment of the exercise price the proceeds of a loan from the Company to the Participant. The loan shall be evidenced by the Participant's promissory note, which promissory note shall (A) be payable as determined by the Committee, (B) be secured by a pledge of the Shares acquired upon exercise of the Option, (C) be full recourse with respect to the Participant and (D) bear interest at a rate, established by the Committee, not less than needed to avoid the imputation of income under the Code; and

                  (ii) The Committee may, on such terms and conditions as it may determine, permit a Participant to elect to pay the exercise price by authorizing a third party, pursuant to a brokerage or similar arrangement approved in advance by the Committee, to simultaneously sell all (or a sufficient portion) of the Shares acquired upon exercise of the Option and to remit to the Company a sufficient portion of the proceeds from the sale to pay the entire exercise price of the Option and any required tax withholding resulting therefrom.

         c. No fractional Shares will be issued or accepted. The Committee may impose such other conditions, restrictions and contingencies with respect to Shares delivered pursuant to the exercise of an Option as it deems desirable.

         d. Options granted under the Plan are not intended to be incentive stock options under Section 422 of the Code.

         e. The Committee may require or permit Participants to defer the issuance or vesting of Shares under such rules and procedures as it may establish under the Plan. The Committee may also provide that deferred settlements include the payment of, or crediting of interest on, the deferral amounts or the payment or crediting of dividend equivalents on deferred settlements denominated in Shares.

SECTION 5.      SHARES AVAILABLE UNDER PLAN

         a. Subject to the adjustment provisions of Section 9, the number of Shares with respect to which Options may be granted under the Plan shall not exceed 8,000,000 Shares; provided that with respect to the unexercised portion of any terminated or forfeited Option and Shares tendered or withheld to pay the exercise price of an Option and/or any required tax withholding with respect to an Option shall be available for further Option grants. Additional rules for determining the number of Shares granted under the Plan may be adopted by the Committee, as it deems necessary and appropriate.

         b. Subject to the adjustment provisions of Section 9, no single Participant shall receive Options with respect to more than 2,500,000 Shares.

         c. The Shares that may be issued pursuant to an Option under the Plan may be treasury or authorized but unissued Shares, or Shares may be acquired, subsequently or in anticipation of the transaction, in the open market to satisfy the requirements of the Plan.

SECTION 6.      OPTION AGREEMENTS

         Each Option under the Plan shall be evidenced by an Option Agreement. Each Option Agreement shall set forth the terms and conditions applicable to the Option, as determined by the Committee subject to the Plan, including but not limited to provisions describing the treatment of an Option in the event of the termination of a Participant's status as an Employee, Director or Consultant.

SECTION 7.      AMENDMENT AND TERMINATION

         The Board of Directors may at any time amend, suspend or terminate the Plan, in whole or in part, and the Committee may, subject to the Plan, at any time alter or amend any or all Option Agreements to the extent permitted by applicable law; provided that no such action shall impair the rights of any holder of an Option without the holder's consent. Notwithstanding the foregoing, neither the Board of Directors nor the Committee shall (except pursuant to Section 9) amend the Plan or any Option Agreement without the approval of the shareholders of the Company to (i) increase the number of Shares available for Options in total and to each Participant as set forth in Section 5, (ii) decrease the exercise price of any Option or (iii) change the definition of Employee.

SECTION 8.      ADMINISTRATION

         a. The Plan and all Options shall be administered by the Committee. In the absence of the Committee, or to the extent determined by the Board of Directors, any action that could be taken by the Committee may be taken by the Board of Directors, provided that any such action may be taken with respect to Covered Employees only by those members of the Board of Directors who are considered "outside directors" within the meaning of Treasury Reg. Section 1.162-27(e)(3). A majority of the members of the Committee shall constitute a quorum. The vote of a majority of a quorum shall constitute action by the Committee.

         b. The Committee shall have full and complete authority, in its sole and absolute discretion, (i) to exercise all of the powers granted to it under the Plan, (ii) to construe, interpret and implement the Plan and any related document,
                  (iii) to
                  prescribe, amend and rescind rules relating to the Plan, (iv) to make all determinations necessary or advisable in administering the Plan and (v) to correct any defect, supply any omission and reconcile any inconsistency in the Plan. The actions and determinations of the Committee on all matters relating to the Plan and any Options will be final and conclusive. The Committee's determinations under the Plan need not be uniform and may be made by it selectively among Participants who receive, or who are eligible to receive, Options under the Plan, whether or not such persons are similarly situated.

         c. The Committee and others to whom the Committee has allocated or delegated authority or duties shall keep a record of all their proceedings and actions and shall maintain all such books of account, records and other data as shall be necessary for the proper administration of the Plan.

         d. The Company shall pay all reasonable expenses of administering the Plan, including, but not limited to, the payment of professional fees.

         e. It is the intent of the Company that this Plan and Options hereunder satisfy, and be interpreted in a manner that satisfy, (i) in the case of Participants who are or may be Insiders, the applicable requirements of Rule 16b-3 of the Exchange Act so that such persons will be entitled to the benefits of Rule 16b-3, or other exemptive rules under Section 16, and will not be subjected to avoidable liability thereunder and (ii) the applicable requirements of Code
                  Section 162(m). If any provision of this Plan or of any Option Agreement would otherwise frustrate or conflict with the intent expressed in this Section 8(e), that provision, to the extent possible, shall be interpreted and deemed amended so as to avoid such conflict. To the extent of any remaining irreconcilable conflict with such intent, such provision shall be deemed void as applicable to Insiders and/or Covered Employees, as applicable.

         f. The Committee may appoint such accountants, counsel and other experts as it deems necessary or desirable in connection with the administration of the Plan.

         g. Except to the extent prohibited by applicable law or otherwise, the Committee may from time to time allocate to one or more of its members and delegate to one or more Employees or Directors all or any portion of its authority and duties, provided that the Committee may not allocate or delegate any discretionary authority with respect to substantive decisions or functions regarding the Plan or Options to the extent inconsistent with the intent expressed in Section 8(e).

SECTION 9.      ADJUSTMENT PROVISIONS

         a. In the event of any change in the outstanding Shares by reason of a stock dividend or stock split, the number of Shares then remaining subject to this Plan, and the maximum number of Shares that may be issued to any single Participant pursuant to this Plan, including those that are then covered by outstanding Options, shall (i) in the event of an increase in the number of outstanding Shares, be proportionately increased and the price for each Share then covered by an outstanding Option shall be proportionately reduced, and (ii) in the event of a reduction in the number of outstanding Shares, be proportionately reduced and the price for each Share then covered by an outstanding Option shall be proportionately increased.

         b. In the event of any change in the outstanding Shares by reason of a recapitalization, merger or consolidation (whether or not the Company is the surviving corporation), reorganization, combination or exchange of shares or other similar corporate changes or an extraordinary dividend in cash or property, but not including the repurchase or issuance of Shares by the Company unrelated to any such corporate change or extraordinary dividend, the number and kind of shares subject to this Plan, the maximum number of shares that may be issued to any single Participant, the number and kind of shares subject to outstanding Options and the exercise price thereof shall be adjusted by the Committee as it deems appropriate to prevent dilution or enlargement of the rights and benefits intended to be conveyed by an Option.

         c. The Committee shall make any further adjustments as it deems necessary to help ensure equitable treatment of any holder of an Option as the result of any transaction affecting the securities subject to the Plan not described in Section 9(a) or (b), or as is required or authorized under the terms of any applicable Option Agreement, provided the Committee shall not be permitted under this Section 9(c) to increase the number of Shares available for Options in total or to each Participant as set forth in Section 5.

         d. The existence of the Plan and the Options granted hereunder shall not affect or restrict in any way the right or power of the Board of Directors or the shareholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other capital structure of its business, any merger or consolidation of the Company, any issue of bonds, debentures, preferred or prior preference shares ahead of or affecting the Shares or the rights thereof, the dissolution or liquidation of the Company or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding.

SECTION 10.     CHANGE OF CONTROL

         a. In the event of a Change of Control, in addition to any action required or authorized by the terms of an Option Agreement, the Committee may, in its sole discretion, take any of the following actions as a result, or in anticipation, of any such event to assure fair and equitable treatment of Participants:

                  (i) accelerate time periods for purposes of vesting in, or realizing gain from, any outstanding Option granted pursuant to this Plan;

                  (ii) offer to purchase any outstanding Option granted pursuant to this Plan from the holder for its equivalent cash value, as determined by the Committee, as of the date of the Change of Control; or

                  (iii) make adjustments or modifications to outstanding Options as the Committee deems appropriate to maintain and protect the rights and interests of Participants following such Change of Control.

              Notwithstanding the foregoing provisions of this section or any provision in an Option Agreement to the contrary, in no event shall the Committee be deemed to have discretion to accelerate or not accelerate or make other changes in or to any or all Options, in respect of a transaction, if such action or inaction would be inconsistent with or would otherwise frustrate the intended accounting for a proposed transaction as a pooling of interest under generally accepted accounting principles.

         b. A "Change of Control" means any change in control of the Company, or its principal subsidiary, The Dayton Power and Light Company ("DP&L"), of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act as determined by the Board of Directors in its sole discretion; provided that, without limitation, such a Change of Control shall be deemed to have occurred if: (i) any "person" (as such term is defined in Sections 13(d) and 14(d)(2) of the Exchange Act; hereafter, a "Person") other than the Company or DP&L or an entity then directly or indirectly controlling, controlled by or under common control with the Company or DP&L is on the effective date hereof, or becomes the beneficial owner, directly or indirectly, of securities of the Company or DP&L representing (A) 15% or more of the combined voting power of the then outstanding securities of the Company or DP&L if the acquisition of such beneficial ownership is not approved by the Board of Directors prior to the acquisition or (B) 50% or more of such combined voting power in all other cases; (ii) the Company or DP&L enters into an agreement to merge or consolidate itself, or an agreement to consummate a "combination" or "majority share acquisition" in which it is the "acquiring corporation" (as such terms are defined in Ohio Rev. Code Section 1701.01 as in effect on December 31, 1990) and in which shareholders of the Company or DP&L, as the case may be, immediately prior to entering into such agreement, will beneficially own, immediately after the effective time of the merger, consolidation, combination or majority share acquisition, securities of the Company or DP&L or any surviving or new corporation, as the case may be, having less than 50% of the "voting power" of the Company or DP&L or any surviving or new corporation, as the case may be, including "voting power" exercisable on a contingent or deferred basis as well as immediately exercisable "voting power", excluding any merger of the Company into DP&L or of DP&L into the Company; (iii) the Company or DP&L enters into an agreement to sell, lease, exchange or otherwise transfer or dispose of all or substantially all of its assets to any Person other than to a wholly-owned subsidiary or, in the case of DP&L, to the Company; but not including (A) a mortgage or pledge of assets granted in connection with a financing or (B) a spin-off or sale of assets if the Company continues in existence and its common shares are listed on a national securities exchange, quoted on the automated quotation system of a national securities association or traded in the over-the-counter market; (iv) any transaction referred to in (ii) or (iii) above is consummated; or (v) those persons serving as directors of the Company or DP&L on the date this Plan is effective (the "Original Directors") and/or their Successors do not constitute a majority of the whole Board of Directors of the Company or DP&L, as the case may be (the term "Successors" shall mean those directors whose election or nomination for election by shareholders has been approved by the vote of at least two-thirds of the Original Directors and previously qualified Successors serving as directors of the Company or DP&L, as the case may be, at the time of such election or nomination for election).

SECTION 11.     MISCELLANEOUS

         a. NONASSIGNABILITY. Except as otherwise provided in this Plan or by the Committee, no Option or benefit or right related thereto shall be assignable or transferable except by will or by the laws of descent and distribution.

         b. OTHER PAYMENTS OR AWARDS. Nothing contained in the Plan shall be deemed in any way to limit or restrict the Company or a Subsidiary from making any award or payment to any person under any other plan, arrangement or understanding, whether now existing or hereafter in effect.

         c. PAYMENTS TO OTHER PERSONS. To the extent permitted by law, none of the benefits payable under or relating to the Plan shall be subject to the claims or legal process of the creditors of a Participant or of his or her beneficiary, spouse, prior spouse, or other persons or entity. Any payment legally required to be made to any person other than the person to whom any amount is made available under the Plan shall be a complete discharge of the liability with respect thereto.

         d. UNFUNDED PLAN. The Plan shall be unfunded. No provision of the Plan or any Option Agreement shall require the Company or a Subsidiary, for the purpose of satisfying any obligations under the Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made or otherwise to segregate any assets, nor shall the Company or a Subsidiary maintain separate bank accounts, books, records or other evidence of the existence of a segregated or separately maintained or administered fund for such purposes. Participants shall have no rights under the Plan other than as unsecured general creditors of the Company or a Subsidiary, except that insofar as they may have become entitled to payment of additional compensation by performance of services, they shall have the same rights as other employees under generally applicable law.

         e. LIMITS OF LIABILITY. Any liability of the Company or a Subsidiary to any Participant with respect to an Option shall be based solely upon contractual obligations created by the Plan and the Option Agreement. Neither the Company or its Subsidiaries, nor any member of the Board of Directors or of the Committee, nor any other person participating in any determination of any question under the Plan, or in the interpretation, administration or application of the Plan, shall have any liability to any party for any action taken, or not taken, in good faith under the Plan.

         f. RIGHTS OF PARTICIPANTS. Status as an eligible Employee, Director or Consultant shall not be construed as a commitment that any Option shall be granted under this Plan to such eligible Employee, Director or Consultant or to eligible Employees, Directors and Consultants generally. Nothing contained in this Plan or in any Option Agreement shall confer upon any Participant any right to continue in the employ or other service of the Company or a Subsidiary or constitute any contract or limit in any way the right of the Company or a Subsidiary to change such person's compensation or other benefits or to terminate the employment or other service of such person with or without cause. Except as provided otherwise in an Option Agreement, a Participant's (i) transfer from the Company to a Subsidiary or affiliate of the Company, whether or not incorporated, or vice versa, or from one Subsidiary to another; (ii) change in status to or from Employee, Director or Consultant; or (iii) leave of absence, duly authorized in writing by the Company or a Subsidiary, shall not be deemed a termination of such Participant's employment or other service.

         g. RIGHTS AS A SHAREHOLDER. A Participant shall have no rights as a shareholder with respect to any Shares covered by an Option until the date the Participant becomes the holder of record of such Shares. Except as provided in Section 9, no adjustment shall be made for dividends or other rights, unless the Option Agreement specifically requires such adjustment.

         h. WITHHOLDING. Applicable taxes, to the extent required by law, shall be withheld in respect of all Options. A Participant may satisfy the withholding obligation by paying the amount of any taxes in cash, check (subject to collection) or Shares, or with the approval of the Committee, Shares may be deducted from the payment to satisfy the obligation in full or in part. The amount of the withholding and the number of Shares to be paid or deducted in satisfaction of the withholding requirement shall be determined by the Committee with reference to the Fair Market Value of the Shares when the withholding is required to be made.

         i. SECTION HEADINGS. The section headings contained herein are for the purpose of convenience only, and in the event of any conflict, the text of the Plan, rather than the section headings, shall control.

         j. CONSTRUCTION. In interpreting the Plan, the masculine gender shall include the feminine, the neuter gender shall include the masculine or feminine, and the singular shall include the plural unless the context clearly indicates otherwise.

         k. INVALIDITY. If any term or provision contained herein or in any Option Agreement shall to any extent be invalid or unenforceable, such term or provision will be reformed so that it is valid, and such invalidity or unenforceability shall not affect any other provision or part hereof or thereof.

         l. APPLICABLE LAW. The Plan, the Option Agreements and all actions taken hereunder or thereunder shall be governed by, and construed in accordance with, the laws of the State of Ohio without regard to the conflict of law principles thereof.

         m. COMPLIANCE WITH LAWS. Notwithstanding anything contained herein or in any Option Agreement to the contrary, the Company shall not be required to sell or issue Shares hereunder or thereunder if the issuance would constitute a violation by the Participant or the Company of any provisions of any law or regulation of any governmental authority or any national securities exchange; and as a condition of any sale or issuance, the Company may require such agreements or undertakings, if any, as the Company may deem necessary or advisable to assure compliance with any such law or regulation.

         n. EFFECTIVE DATE AND TERM. The Plan was adopted by the Board of Directors effective as of February 1, 2000, subject to approval by the Company's shareholders. The Committee may grant Options prior to shareholder approval, provided, however, that Options granted prior to such shareholder approval are automatically cancelled if shareholder approval is not obtained at or prior to the period ending 12 months after the date the Plan is effective and provided further that no Option may be exercisable prior to the date shareholder approval is obtained. The Plan shall remain in effect until all Options granted under the Plan have been exercised or terminated under the terms of the Plan and applicable Option Agreements.

                                 DETACH HERE

                                    PROXY

                                   DPL INC.

                   PROXY SOLICITED BY THE BOARD OF DIRECTORS
                    FOR 2000 ANNUAL MEETING OF SHAREHOLDERS


     Peter H. Forster, James F. Dicke, II and W August Hillenbrand or any of them with full power of substitution, are hereby appointed proxies to vote as specified at the Annual Meeting of Shareholders of DPL Inc. on Tuesday, April 11, 2000, at 10:00 A.M., and at any adjournments thereof, all Common Shares which the undersigned is entitled to vote and in their discretion upon any other matters which may properly come before the meeting.

     UNLESS OTHERWISE MARKED, YOUR PROXY WILL BE VOTED FOR THE PROPOSALS BY SIMPLY SIGNING YOUR NAME ON THE REVERSE SIDE AND RETURNING THIS CARD.

-------------                                                   -------------
 SEE REVERSE      CONTINUED AND TO BE SIGNED ON REVERSE SIDE     SEE REVERSE
    SIDE                                                            SIDE
-------------                                                   -------------

                                 DETACH HERE

/X/  PLEASE MARK
     VOTES AS IN
     THIS EXAMPLE

     This proxy is solicited on behalf of the Board of Directors. If no boxes are marked, your vote will be cast as recommended by the Board of Directors by simply signing your name below and returning this card.

                                                           FOR  AGAINST  ABSTAIN
     1. Election of Four Directors.     2. Approval of DPL / /    / /      / /
        Nominees:  Ernie Green,            Inc. Stock
                   David R. Holmes,        Option Plan
                   Burnell R. Roberts,
                   George R. Roberts
      FOR  / /      / / WITHHELD
      ALL               FROM ALL
   NOMINEES             NOMINEES        The Annual Meeting of Shareholders
 For, except vote withheld from the     will be held at Preble Shawnee High
 following nominee(s):                  School, Camden, Ohio. To request an
                                        attendance card for the meeting, please
---------------------------------       mark below;

                                        MARK HERE FOR ATTENDANCE CARD      / /

                                        MARK HERE FOR ADDRESS CHANGE AND   / /
                                        NOTE AT LEFT

                                        Please sign exactly as your name
                                        appears. If acting as attorney,
                                        executor, trustee, or in a fiduciary
                                        capacity, sign name and title.

Signature:               Date:          Signature:              Date:
          --------------      ---------           -------------      ---------